CENTRAL HUDSON GAS & ELECTRIC CORPORATION	Exhibit (12) (i) (i)
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

		2007			2006		Year Ended December 31,

		3 Months Ended Sept 30	9 Months Ended Sept 30	12 Months Ended Sept 30	3 Months Ended Sept 30	9 Months Ended Sept 30	2006	2005	2004	2003		2002

	Earnings: ($000)
A.	Net Income	$6,105	$24,738	$31,658	$10,773	$27,951	$34,871	$35,635	$38,648	$38,875		$32,524
B.	Federal & State Income Tax	4,161	15,032	18,470	5,534	18,090	21,528	23,936	28,426	26,981		21,690

C.	Earnings before Income Taxes	$10,266	$39,770	$50,128	$16,307	$46,041	$56,399	$59,571	$67,074	$65,856		$54,214

D.	Fixed Charges
	Interest on Mortgage Bonds	0	0	0	0	0	0	0	0	570		2,136
	Interest on Other Long-Term Debt	4,616	13,603	17,889	4,115	12,139	16,425	13,826	11,488	10,699		9,819
	Other Interest	1,322	3,301	4,075	1,105	2,848	3,622	2,577	5,517	9,828	(1)	11,772
	Interest Portion of Rents (2)	206	623	857	192	584	818	835	954	768		749
	Amortization of Premium & Expense on Debt	236	720	976	245	735	991	1,043	1,066	1,159		1,249

E.	Total Fixed Charges	$6,380	$18,247	$23,797	$5,657	$16,306	$21,856	$18,281	$19,025	$23,024		$25,725

	Total Earnings	$16,646	$58,017	$73,925	$21,964	$62,347	$78,255	$77,852	$86,099	$88,880		$79,939

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec 247	$242	$727	$970	$242	$727	$970	$970	$970	$1,387	(1)	$2,161
G.	Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)		(127)

H.	Net Subject to Gross-up	210	631	843	210	631	843	843	843	1,260		2,034
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.682	1.608	1.583	1.514	1.647	1.617	1.672	1.736	1.694		1.667

J.	Pref. Dividend (Pre-tax) (H x I)	353	1,015	1,334	318	1,039	1,363	1,409	1,463	2,134		3,391
K.	Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127		127

L.	Preferred Dividend Factor	385	1,111	1,461	350	1,135	1,490	1,536	1,590	2,261		3,518
M.	Fixed Charges (D)	6,380	18,247	23,797	5,657	16,306	21,856	18,281	19,025	23,024		25,725

N.	Total Fixed Charges and Preferred Dividends	$6,765	$19,358	$25,258	$6,007	$17,441	$23,346	$19,817	$20,615	$25,285		$29,243

O.	Ratio of Earnings to Fixed Charges (E/D)	2.6	3.2	3.1	3.9	3.8	3.6	4.3	4.5	3.9		3.1

P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	2.5	3.0	2.9	3.7	3.6	3.4	3.9	4.2	3.5		2.7

(1)	Reflects SFAS No. 150, titled Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.

(2)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.
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